Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Target Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations(1)	457(h)	$200,000,000	100%	$200,000,000(2)	0.00011020	$22,040
Total Offering Amounts					$200,000,000		$22,040
Total Fee Offsets							$0
Net Fee Due							$22,040

(1)	The Deferred Compensation Obligations are unsecured obligations of Target Corporation to pay deferred compensation in the future in accordance with the terms and conditions of the Target Corporation DDCP (2022 Plan Statement), the Target Corporation EDCP (2022 Plan Statement) and the Target Corporation Officer EDCP (2023 Plan Statement) (collectively, the “Plans”).

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.